United States Steel Corporation Reports 2007 Third Quarter Results

    PITTSBURGH, Oct. 30 /PRNewswire-FirstCall/ --

                                                       Earnings Highlights

                                                   3Q 2007   2Q 2007   3Q 2006

    (Dollars in millions except per share data)
    Net sales                                      $4,354    $4,228    $4,106

    Segment income from operations
      Flat-rolled                                    $170       $92      $230
      U. S. Steel Europe                              152       244       219
      Tubular                                          74        97       164
      Other Businesses                                 37         1        39
    Total segment income from operations             $433      $434      $652
    Retiree benefit expenses                          (46)      (43)      (70)
    Other items not allocated to segments             (27)        -       (21)
    Income from operations                           $360      $391      $561

    Net interest and other financial costs             22        34         7
    Income tax provision                               68        53       136

    Net income                                       $269      $302      $417
     -- Per basic share                             $2.28     $2.55     $3.44
     -- Per diluted share                           $2.27     $2.54     $3.42


    United States Steel Corporation (NYSE: X) reported third quarter 2007 net income of $269 million, or $2.27 per diluted share, compared to second quarter 2007 net income of $302 million, or $2.54 per diluted share, and third quarter 2006 net income of $417 million, or $3.42 per diluted share.

    Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, "We had a good quarter as each of our segments effectively responded to diverse challenges, including general economic concerns that affected our major markets. We made good progress in implementing a unified business model for our Tubular segment and are realizing synergies from the Lone Star acquisition."

    The company reported third quarter 2007 income from operations of $360 million, compared with income from operations of $391 million in the second quarter of 2007 and $561 million in the third quarter of 2006.

    Other items not allocated to segments in the third quarter of 2007 consisted of a $27 million pre-tax charge related to inventory acquired in the Lone Star acquisition. The tax provision included several discrete charges totaling $11 million. These charges and the item not allocated to segments reduced third quarter 2007 net income by $28 million, or 23 cents per diluted share. In the second quarter of 2007, net interest and other financial costs included a $23 million pre-tax charge related to the early redemption of our 9.75% Senior Notes due 2010. This charge reduced net income by $14 million or 12 cents per diluted share. Other items not allocated to segments in the third quarter of 2006 reduced net income by $21 million, or 17 cents per diluted share, and consisted of employee severance and benefit charges for a workforce reduction of over 20 percent at our Serbian operations.

    We repurchased 285,000 shares of common stock for $28 million during the third quarter.

    Reportable Segments and Other Businesses

    Management believes segment income from operations is a key measure in evaluating company performance. U. S. Steel's reportable segments and Other Businesses reported segment income from operations of $433 million, or $78 per ton, in the third quarter of 2007, compared with $434 million, or $79 per ton, in the second quarter of 2007 and $652 million, or $117 per ton, in the third quarter of 2006.

    Flat-rolled income from operations improved for the third consecutive quarter, despite a $9 per ton decrease in average realized prices and higher raw material costs compared to the second quarter. The improved results primarily reflected higher operating rates including hot rolled band shipments to support Tubular, and lower outage and energy costs.

    The decrease in European operating results was due primarily to lower shipments related to outages, increased raw material costs and higher unit costs resulting from lower raw steel capability utilization.

    Tubular operating results declined due mainly to lower prices and the effects of integrating Lone Star into the U. S. Steel supply chain and establishing our unified business model. Distributor inventories and imports remained high.

    Results for Other Businesses improved from the second quarter largely as a result of lower outage costs at iron ore operations.

    Outlook

    Commenting on U. S. Steel's outlook, Surma said, "We expect a decline in overall results for the fourth quarter mainly due to normal seasonal effects and several scheduled blast furnace outages. North American flat-rolled inventories and imports are at relatively low levels and over time the weaker U.S. currency should favor many of our steel-consuming customers. In Europe, steel consumption remains healthy; however, high imports, particularly from China, and high service center inventories are resulting in some pressure on spot prices and order rates."

    For Flat-rolled, fourth quarter results are expected to decrease from the third quarter due primarily to lower shipments and higher raw material, outage and modernization-related costs. Prices are expected to remain in line with the third quarter.

    Fourth quarter results are expected to decrease for U. S. Steel Europe
(USSE). Prices and shipments are expected to remain comparable to the third quarter levels and costs are expected to increase slightly. Two planned blast furnace outages will continue to limit raw steel production.

    In conjunction with efforts to increase productivity, we are commencing a voluntary early retirement program at U. S. Steel Kosice (USSK), which we anticipate will generate substantial future cost savings. We will not know the employee response to this program and the amount of the resulting fourth quarter charge until later this year.

    Fourth quarter results for Tubular are expected to be consistent with third quarter results as average realized prices and costs are expected to improve and shipments should decrease, due primarily to continued high inventory levels and year-end seasonal effects.

    Concerning Stelco, the Stelco shareholders have approved the transaction, required regulatory approvals have been obtained, and we expect to complete this transaction and commence the integration later this week. Results for Stelco will be included in our Flat-rolled segment as of the date of the acquisition, and the above fourth quarter outlook does not include the Stelco operations.

    This release contains forward-looking statements with respect to the acquisition of Stelco, market conditions, operating costs, shipments, prices and a voluntary early retirement program at USSK. Risks and uncertainties regarding the closing of the Stelco transaction include the approval of the Plan of Arrangement by the Ontario Superior Court of Justice. Some factors, among others, that could affect market conditions, costs, shipments and prices for both domestic operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of facility projects; natural gas and electricity prices and usage; raw materials and transportation availability and prices; the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to shorter-term contracts and spot prices of steel products; changes in environmental, tax and other laws; employee strikes; energy outages or curtailments; and U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies. Economic conditions and political factors in Europe that may affect USSE's results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation, export quotas, tariffs, and other protectionist measures. Factors that may affect the cost savings expected to result from the early retirement program at USSK include employee response to the program. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2006, and in subsequent filings for U. S. Steel.

    A Statement of Operations (Unaudited), Cash Flow Statement (Unaudited), Condensed Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

    The company will conduct a conference call on third quarter earnings on Tuesday, October 30, at 2 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel web site, http://www.ussteel.com, and click on the "Investors" button.

    For more information on U. S. Steel, visit its web site at http://www.ussteel.com.

                                              UNITED STATES STEEL CORPORATION
                                            STATEMENT OF OPERATIONS (Unaudited)
                                           ------------------------------------

                                  Quarter Ended             Nine Months Ended
                         ------------------------------   --------------------
                         Sept. 30   June 30    Sept. 30          Sept. 30
    (Dollars in millions)  2007       2007       2006        2007        2006
    --------------------------------------------------------------------------
    NET SALES            $4,354     $4,228     $4,106     $12,338     $11,941

    OPERATING EXPENSES
    (INCOME):
     Cost of sales
      (excludes items
      shown below)        3,749      3,595      3,308      10,523       9,745
     Selling, general and
      administrative
      expenses              134        138        144         411         458
     Depreciation, depletion
      and amortization      124        118        113         353         339
     Income from investees   (7)       (10)       (19)        (19)        (39)
     Net gains on disposal
      of assets              (7)        (3)         -         (20)         (2)
     Other income, net        1         (1)        (1)         (7)         (4)
                          -----      -----      -----      ------      ------
        Total operating
         expenses         3,994      3,837      3,545      11,241      10,497
                          -----      -----      -----      ------      ------
    INCOME FROM
     OPERATIONS             360        391        561       1,097       1,444
    Net interest and
     other financial
     costs                   22         34          7          61          37
                          -----      -----      -----      ------      ------
    INCOME BEFORE INCOME
     TAXES AND MINORITY
     INTERESTS              338        357        554       1,036       1,407
    Income tax provision     68         53        136         187         317
    Minority interests        1          2          1           5          13
                          -----      -----      -----      ------      ------
    NET INCOME              269        302        417         844       1,077
    Dividends on
     preferred stock          -          -          -           -          (8)
                          -----      -----      -----      ------      ------
    NET INCOME
     APPLICABLE TO
     COMMON STOCK          $269       $302       $417        $844      $1,069
                          =====      =====      =====      ======      ======

    COMMON STOCK DATA:
    --------------------------------------------------------------------------
    Net income per share:
     -- Basic             $2.28      $2.55      $3.44       $7.15       $9.39
     -- Diluted           $2.27      $2.54      $3.42       $7.10       $8.67

    Weighted average
     shares, in
     thousands
     -- Basic           118,086    118,221    121,270     118,183     113,764
     -- Diluted         118,755    118,891    121,964     118,896     124,226

    Dividends paid
     per common share      $.20       $.20       $.15        $.60        $.40

                                                 UNITED STATES STEEL CORPORATION
                                                 CASH FLOW STATEMENT (Unaudited)
                                            ------------------------------------

                                                          Nine Months Ended
                                                             September 30
                                                        ----------------------
    (Dollars in millions)                               2007           2006
    --------------------------------------------------------------------------
    Cash provided from operating activities:
      Net income                                        $844         $1,077
      Depreciation, depletion and amortization           353            339
      Pensions and other postretirement benefits        (182)          (199)
      Deferred income taxes                              113            124
      Net gains on disposal of assets                    (20)            (2)
      Changes in: Current receivables                   (300)          (335)
                  Inventories                            243           (180)
                  Current accounts payable and
                   accrued expenses                      216            211
      Other operating activities                          87              -
                                                      ------         ------
        Total                                          1,354          1,035
                                                      ------         ------
    Cash used in investing activities:
      Capital expenditures                              (460)          (397)
      Acquisition of Lone Star Technologies, Inc.     (1,990)             -
      Disposal of assets                                  27              6
      Other investing activities                           2              6
                                                      ------         ------
        Total                                         (2,421)          (385)
                                                      ------         ------
    Cash provided from (used in) financing activities:
      Issuance of long-term debt                       1,583              -
      Repayment of long-term debt                       (458)          (277)
      Common stock issued                                 15             16
      Common stock repurchased                           (87)          (396)
      Dividends paid                                     (71)           (54)
      Change in bank checks outstanding                   61              5
      Other financing activities                          (1)           (13)
                                                      ------         ------
        Total                                          1,042           (719)
                                                      ------         ------
    Effect of exchange rate changes on cash                6              -
                                                      ------         ------
    Net increase (decrease) in cash and cash
     equivalents                                         (19)           (69)
    Cash at beginning of the year                      1,422          1,479
                                                      ------         ------
    Cash at end of the period                         $1,403         $1,410
                                                      ======         ======

                                              UNITED STATES STEEL CORPORATION
                                             CONDENSED BALANCE SHEET (Unaudited)
                                            ------------------------------------

                                                      Sept. 30        Dec. 31
    (Dollars in millions)                               2007           2006
    --------------------------------------------------------------------------
    Cash and cash equivalents                         $1,403         $1,422
    Receivables, net                                   2,309          1,799
    Inventories                                        1,826          1,604
    Other current assets                                 347            371
                                                      ------         ------
        Total current assets                           5,885          5,196
    Property, plant and equipment, net                 4,809          4,429
    Investments and long-term receivables, net           315            336
    Prepaid pensions                                     531            330
    Intangible assets                                    231              -
    Goodwill                                           1,155              -
    Other assets                                         386            295
                                                      ------         ------
        Total assets                                 $13,312        $10,586
                                                      ======         ======
    Accounts payable                                  $1,656         $1,313
    Payroll and benefits payable                       1,100          1,028
    Short-term debt and current maturities
     of long-term debt                                    68             82
    Other current liabilities                            340            279
                                                      ------         ------
        Total current liabilities                      3,164          2,702
    Long-term debt                                     2,103            943
    Employee benefits                                  2,111          2,174
    Other long-term liabilities and minority interests   582            402
    Stockholders' equity                               5,352          4,365
                                                      ------         ------
        Total liabilities and stockholders' equity   $13,312        $10,586
                                                      ======         ======

                                       UNITED STATES STEEL CORPORATION
                               PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                            ----------------------------------------------------

                                    Quarter Ended            Nine Months Ended
                            -----------------------------     ---------------
                            Sept. 30  June 30    Sept. 30     September 30
    (Dollars in millions)     2007      2007       2006      2007       2006
    --------------------------------------------------------------------------
    INCOME FROM OPERATIONS
    Flat-rolled               $170       $92       $230      $337      $569
    U. S. Steel Europe         152       244        219       602       532
    Tubular(a)                  74        97        164       273       487
    Other Businesses            37         1         39        40        72
                             -----     -----      -----     -----     -----
    Segment Income from
     Operations                433       434        652     1,252     1,660
    Retiree benefit
     expenses(b)               (46)      (43)       (70)     (128)     (190)
    Other items not
     allocated to segments:
      Tubular inventory
       transition effects      (27)        -          -       (27)        -
      Workforce reduction
       charges                   -         -        (21)        -       (21)
      Asset impairment
       charge                    -         -          -         -        (5)
                             -----     -----      -----     -----     -----
        Total Income
         from Operations      $360      $391       $561    $1,097    $1,444

    CAPITAL EXPENDITURES
    Flat-rolled               $121       $69        $46      $240      $147
    U. S. Steel Europe          52        47         67       129       162
    Tubular(a)                  10         1          1        13         2
    Other Businesses            27        25         32        78        86
                             -----     -----      -----     -----     -----
        Total                 $210      $142       $146      $460      $397

    -----------
    (a) Includes the results of the businesses acquired from Lone Star as of June 14, 2007.
    (b) Includes certain profit-based expenses for U. S. Steel retirees and National retirees pursuant to provisions of the 2003 labor agreement with the United Steelworkers.

                                      UNITED STATES STEEL CORPORATION
                              PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                          ------------------------------------------------------

                                   Quarter Ended             Nine Months Ended
                          ------------------------------     -----------------
                            Sept. 30  June 30    Sept. 30      September 30
    (Dollars in millions)     2007      2007       2006      2007       2006
    --------------------------------------------------------------------------
    OPERATING STATISTICS
    Average realized price:($/net ton)(a)
      Flat-rolled             $643      $652       $651      $648      $630
      U. S. Steel Europe      $738      $726       $640      $710      $589
      Tubular(b)            $1,282    $1,389     $1,491    $1,350    $1,492
    Steel Shipments:(a)(c)
      Flat-rolled            3,601     3,599      3,695    10,388    11,102
      U. S. Steel Europe     1,486     1,616      1,552     4,754     4,712
      Tubular(b)               473       288        303     1,008       920
                             -----     -----      -----     -----     -----
        Total Steel
         Shipments           5,560     5,503      5,550    16,150    16,734
    Raw Steel-Production:(c)
      Flat-rolled            4,328     4,116      4,359    12,157    13,085
      U. S. Steel Europe     1,661     1,865      1,734     5,325     5,290
      Tubular(b)(d)             46        16          -        62         -
    Raw Steel-Capability
     Utilization:(e)
      Flat-rolled            88.5%     85.1%      89.1%     83.8%      90.2%
      U. S. Steel Europe     88.7%    100.8%      92.7%     95.9%      95.3%
    Domestic iron ore
     production(c)           5,323     4,949      5,953    15,167    16,919
    Domestic coke
     production(c)(f)        1,382     1,299      1,446     4,047     4,421

    -----------
    (a) Excludes intersegment transfers.
    (b) Includes the results of the businesses acquired from Lone Star as of June 14, 2007.
    (c) Thousands of net tons.
    (d) The hot end at the Texas Operations was permanently idled in September 2007.
    (e) Based on annual raw steel production capability for Flat-rolled of 19.4 million net tons and annual raw steel production capability for U. S. Steel Europe of 7.4 million net tons.
    (f) Includes the Clairton 1314B Partnership.